Exhibit 107

CALCULATION OF REGISTRATION FEE

Security Type	Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share
	— 2020 Equity Incentive Plan	1,067,888(2)	$1.20 (3)	$1,281,465.60	$118.79
	— Inducement Option Award	234,200(4)	$1.55 (5)	$363,010.00	$33.65
	Total	1,302,088		$1,644,475.60	$152.44
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that becomes issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents additional shares to be registered and available for grant under the 2020 Equity Incentive Plan (“2020 Plan”) resulting from the annual 5% automatic increase in the number of authorized shares available for issuance under the 2020 Plan.

(3)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $1.20 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Global Market on March 4, 2022.

(4)	Consists of shares issuable under a new hire inducement stock option award granted on January 14, 2022 in accordance with Nasdaq Listing Rule 5635(c)(4).
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the exercise price of $1.55 per share.